(1) This statement is being filed by Mr. Steven B. Sands on behalf of himself and: (i) Sands Brothers Venture Capital LLC ("SBV"); (ii) Sands Brothers Venture Capital II LLC ("SBV-II"); (iii) Sands Brothers Venture Capital III LLC ("SBV-III"); (iv) Sands Brothers Venture Capital IV LLC ("SBV-IV"); and (v) Katie & Adam Bridge Partners, L.P. ("KAB"); (collectively, the "Reporting Persons").

Mr. Steven B. Sands is the sole manager of each of the member-managers of SBV, SBV-II, SBV-III and SBV-IV. Each member-manager of SBV, SBV-I, SBV-II, SBV-III and SBV-IV is owned by trusts for the benefit of members of the families of Steven B. Sands and Martin S. Sands. Neither Steven B. Sands nor Martin S. Sands serves as a trustee of these trusts or exercises control over these trusts. K & A Bridge Partners Corp., ("K&A Corp"), a Delaware corporation, is the corporate general partner of KAB. Mr. Steven B. Sands is the President and a director of, and his brother, Mr. Martin S. Sands is the Chairman, Vice President, Secretary, Treasurer and a director of, K & A Corp. K & A Corp. is owned by trusts for the benefit of members of Steven B. Sands' and Martin S. Sands' families. Neither Steven B. Sands nor Martin S. Sands serves as a trustee of these trusts or exercises control over these trusts. Sands Brothers Asset Management, LLC ("SBAM"), a New York, limited liability company, is the investment advisor for each of SBV, SBV-II, SBV-III and SBV-IV. Mr. Steven B. Sands and Mr. Martin S. Sands are the co-chairmen of SBAM. Because of his management positions with the member-managers of SBV, SBV-II, SBV-III, SBV-IV and with the general partner of KAB, Mr. Steven B. Sands may be deemed to share indirect beneficial ownership of the shares of the Issuer's Common Stock reported herein. Mr. Sands disclaims beneficial ownership of such shares held by the Reporting Persons, except to the extent of his pecuniary interest therein.